Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-275339 and 333-275340) and Registration Statements on Form S-1 (File Nos. 333-150028, 333-184962, 333-249682, 333-261259, 333-264602, 333-272589, 333-278701, and 333-288401) of our auditor’s report dated March 6, 2026 with respect to the consolidated financial statements of Bunker Hill Mining Corp. as at December 31, 2025 and December 31, 2024, and for each of the years in the two-year period ended December 31, 2025, as included in the Annual Report on Form 10-K of Bunker Hill Mining Corp. for the year ended December 31, 2025, as filed with the United States Securities and Exchange Commission.

March 6, 2026
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants